EXHIBIT 21

LIST OF SUBSIDIARIES

(1) Kiwa Bio-Tech Products Group Ltd. (wholly-owned subsidiary)
(2) Kiwa Bio-Tech Products (Shandong) Co., Ltd. (wholly-owned subsidiary)
(3) Tianjin Kiwa Feed Co., Ltd. (majority-owned subsidiary)